UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On November 5, 2012, Stanley T. Crooke, M.D., Ph.D., and Barry Greene resigned from our board of directors (the “Board”).

(d)

On November 5, 2012, concurrently with the resignations of Dr. Crooke and Mr. Greene, the Board appointed Doug E. Williams, Ph.D., to the Board, to serve until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Concurrently with his appointment to the Board, the Compensation Committee of the Board determined that Dr. Williams is an “Eligible Director” as that term is defined in our Non-Employee Director Compensation Policy. Accordingly, on November 5, 2012, Dr. Williams became a participant in our Non-Employee Director Compensation Policy and received an automatic grant thereunder of an option to purchase up to 30,000 shares of our common stock at an exercise price of $5.03 per share.

In August 2012, we entered into a collaboration and license agreement with Biogen Idec (“Biogen”), of which company Dr. Williams is the Executive Vice President of Research and Development. Pursuant to the terms of the collaboration agreement, we received an upfront payment of $750,000 from Biogen, and are eligible to receive research milestone payments of up to an aggregate of approximately $1.3 million. Concurrently with entering the collaboration agreement with Biogen, we issued Biogen a convertible promissory note in the principal amount of $5.0 million. The entire principal amount of such note and approximately $25,000 of accrued interest thereunder converted into shares of our common stock on October 10, 2012 concurrently with the closing of our initial public offering at a conversion price of $4.00 per share. Dr. Williams has an indirect interest in these transactions as a result of his stock ownership in Biogen. Dr. Williams’ beneficial stock ownership in Biogen is disclosed from time to time in Biogen’s public filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2012	Regulus Therapeutics Inc.

	By:	/s/ Garry E. Menzel
Garry E. Menzel, Ph.D.
Chief Operating Officer and Executive Vice President, Finance